Exhibit 99.1

Sylvan Contacts:
Sean Creamer	Steve Drake	Chris Symanoskie
Chief Financial Officer	Vice President, Communications	Manager, Investor Relations
(410) 843-8991	(410) 843-6295	(410) 843-6394

SYLVAN LEARNING SYSTEMS, INC. REPORTS STRONG ENROLLMENT
GROWTH AND FIRST QUARTER 2003 RESULTS

New Student Enrollment Increases 35% at Universidad de las Americas

BALTIMORE (April 24, 2003) — Sylvan Learning Systems, Inc. (NASDAQ: SLVN) today announced robust student enrollment growth and financial results for the quarter ended March 31, 2003.

Sylvan announces campus-based enrollment for its universities following each primary intake period.  Universidad de las Americas, the Company’s university in Chile, has its primary intake period in the first quarter.  The Company’s universities in France, Mexico, Spain and Switzerland have their primary intake periods in the third quarter. Given the frequency of enrollment periods at Sylvan’s online institutions, the Company reports online enrollment as of the end of each quarter.

The Company announced last month it intends to focus exclusively on post-secondary education following the sale of its K-12 business in a transaction expected to close in June 2003.

First quarter operational highlights of Sylvan’s post-secondary business include:

•                  Universidad de las Americas (UDLA), one of Chile’s leading private and accredited universities, announced new student enrollment growth of 35%, which fueled a 42% increase in total student enrollment.  The number of students currently enrolled at UDLA now stands at 17,400, compared to 12,239 students at the end of the primary enrollment cycle of 2002.

•                  UDLA announced the opening of a new campus location in Concepción, Chile’s second-largest city.  This campus is UDLA’s first outside the city of Santiago, and its fifth location overall.

•                  Online degree enrollment at March 31, 2003 increased 20% to 15,965 students compared to 13,268 students at March 31, 2002. Online degree enrollment includes students at Walden University, National Technological University, and students enrolled in Canter’s distance learning master’s program.

Douglas Becker, Sylvan’s Chairman and Chief Executive Officer stated, “The strong student enrollment growth at both our campus-based and online units demonstrates the growth and enormous potential of our post-secondary business, which will be the exclusive focus of the company following the completion of the transaction.”

Financial Results

On March 10, 2003, Sylvan Learning Systems announced its decision to divest its K-12 business units, dissolve Sylvan Ventures, and focus exclusively on post-secondary education. The following financial discussion reflects GAAP results from continuing operations as well as the operating results and anticipated losses on the disposal of certain discontinued operations and non-strategic Sylvan Ventures assets held for sale. The financial tables included in this release reconcile GAAP results to pro forma results as if these transactions had closed January 1, 2003.

Given the transformational nature of these transactions, the pro forma presentation is included to provide investors meaningful information regarding the operations of Sylvan Learning Systems’ post-secondary business units excluding the projected one-time gain and various charges associated with the pending transaction.

Continuing Operations

Total revenues from continuing operations for the first quarter of 2003 were $108.7 million, an increase of 28% compared to total revenues of $84.9 million in the first quarter of 2002.  Total operating loss from continuing operations for the first quarter of 2003 was $1.9 million, compared to $1.2 million in the first quarter of 2002.  Net loss for the first quarter was $16.0 million, or $0.39 per share on shares outstanding of 40.5 million.  This compares to a net loss of $79.1 million, or $2.01 per share on shares outstanding of 39.4 million for the same period in 2002.

Pro forma income from continuing operations for the quarter, assuming the pending transactions had closed on January 1, 2003, and excluding any gains and charges resulting from such transactions, would have been $1.5 million or $0.04 per share (See Reconciliation — 2003 GAAP to Pro Forma Results for details).

Discontinued Operations & Assets Held for Sale

Results from discontinued operations include the operations of Sylvan Learning Center, Sylvan Education Solutions, Schulerhilfe, eSylvan, and Connections Academy. These K-12 businesses will be sold as part of the previously announced transaction, and will operate under their existing brand names as part of a private entity at the close of the transaction.  Sylvan Spain, Sylvan UK, and Sylvan France are also included in results from discontinued operations.  These assets and remaining non-strategic Ventures assets are expected to be sold within the next twelve months, likely for future contingent consideration.

During the first quarter, certain previously announced charges were recorded in connection with the transaction.  Specifically, the Company recorded a charge of $14.5 million to write-down the book value of the non-strategic Ventures assets currently held for sale.  In addition, a charge of $15.3 million was recorded to write-down the remaining book value of the K-12 assets in the UK, France, and Spain.  This charge is reflected as a component of the results from discontinued operations.

Consistent with previous guidance, the Company anticipates a gain in excess of $100 million from the sale of its K-12 businesses to be recorded in the quarter the transaction closes, likely the second quarter.  In connection with the closing, the Company anticipates an estimated $25 million non-cash charge stemming from the conversion of options to purchase common stock currently held by certain employees of Sylvan International Universities into options in Sylvan Learning Systems.  In addition, the exercise period for options in the Company held by employees of Sylvan’s K-12 businesses will be extended for a two-year period following the closing.  This extension will result in an additional non-cash discontinued operation charge, based on the Company’s current stock price, of less than $2.0 million.

Supplemental Financial Data

Total cash and marketable securities at the end of the quarter were approximately  $116.8 million, while total corporate debt was approximately $69.0 million, excluding the $95 million convertible debenture.  The convertible debenture could be reduced by as much as $60 million following the close of the transaction.

2003 Outlook

The Company reiterates previously issued pro forma guidance as if the pending transactions had closed January 1, 2003.  Specifically:

•                  Company anticipates total revenue to be between $450 and $475 million for 2003.

•                  Company anticipates its campus-based revenue to be between $345 and $365 million for 2003, an increase of more than 14% over 2002 revenues, with operating margins of between 15% and 16%.

•                  Company anticipates its online revenue to be between $105 and $110 million for 2003, an increase of more than 40% over 2002 revenues, with operating margins of between 12% and 13% for fiscal year 2003, compared to 12% in 2002. This guidance includes forecasted operating income for Canter and Walden University, and operating losses for National Technological University (NTU).

•                  General and administrative expenses are expected to be between $9 and $10 million for fiscal year 2003.

•                    Diluted earnings per share from continuing operations are anticipated to be between $0.80 and $0.82 for fiscal year 2003, as if the transaction had occurred on January 1, 2003.  (See Reconciliation — 2003 GAAP to Pro Forma Results for details)

	Actual	Full Year
Reconciliation — 2003 GAAP to Pro Forma Results	1Q2003	Forecast
(in millions, except per share)
(Loss) Income from Continuing Operations	$(13.1)	$0.0 - 1.6
Adjustments (After Tax):
Non-Strategic Ventures Losses	10.4	11.4
Non-Cash Compensation Charges (SIU Option Conversion)	—	15.0
Pro forma Results from Core Operations	$(2.7)	$26.4 - 28.0
G&A Attributable to Discontinued Operations	2.4	5.0
Net Interest Income	1.8	3.5
Pro Forma Results — 1/1/03 Transaction Close	$1.5	$34.9 - 36.5

Interest on Convertible Debentures (After Tax)	—	$1.3

Weighted Avg. Shares Outstanding - Basic	40.5	—
Weighted Avg. Shares Outstanding - Fully Diluted	—	45.0- 46.0

Pro Forma EPS	$0.04	$0.80 - 0.82

About Sylvan Learning Systems

Sylvan Learning Systems, Inc. (NASDAQ: SLVN) is focused exclusively on providing a superior university experience to more than 76,000 students through a leading global network of accredited campus-based and online universities.  Addressing the rapidly growing global demand for higher education, Sylvan offers a broad range of career-oriented undergraduate and graduate programs through six universities located in Europe and Latin America.  Through accredited online universities, Sylvan offers the growing population of non-traditional, working-adult students the convenience and flexibility of distance learning to pursue undergraduate, master’s and Ph.D. degree programs in major career fields including engineering, education, business, and healthcare.

The Company’s K-12 businesses, including Sylvan Learning Center, Sylvan Education Solutions, Schulerhilfe, eSylvan and Connections Academy, will be sold as part of the previously announced transaction, and will operate under their existing brand names as part of a private entity at the close of the transaction.

Forward Looking Statements

This release includes information that could constitute forward-looking statements made pursuant to the safe harbor provision of the Private Securities Litigation Reform Act of 1995.  Any such forward-looking statements may involve risk and uncertainties.  Although the Company believes that the expectations reflected in such forward-looking statements are based upon reasonable assumptions, the Company’s actual results could differ materially from those described in the forward-looking statements:

The following factors might cause such a difference:

•                  The proposed transactions described in this release are subject to customary conditions and there can be no assurance that the transactions will be consummated.  Among the conditions to consummation of the transactions are regulatory approvals and consents of third parties that are outside the control of the parties.

•                  The Company’s operations can be materially affected by competition in its target markets and by overall market conditions, among other factors.

•                  The Company’s foreign operations, in particular, are subject to political, economic, legal, regulatory and currency-related risks.

Additional information regarding these risk factors and uncertainties is detailedfrom time to time in the Company’s filings with the Securities and Exchange Commission, including but not limited to our most recent Forms 10-K and 10-Q, available for viewing on our website.  (To access this information on our website, please click on “Investor Relations,” “SEC Filings”).

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Sylvan Learning Systems, Inc. & Subsidiaries

Consolidated Statement of Operations

(Amounts in Thousands, except per share data)

	Three Months Ended March 31,
	2003	2002	$ Variance	% Variance
		(Restated) (d)
Revenues
UEM (Spain)	$21,987	$16,674	$5,313	32%
Hospitality (a)	11,566	3,786	7,780	>200%
UDLA (Chile)	4,731	3,677	1,054	29%
UVM (Mexico)	37,212	36,073	1,139	3%
ESCE (France)	1,897	1,422	475	33%
Wall Street Instititue	13,397	10,603	2,794	26%
Campus Based total	90,790	72,235	18,555	26%

Online	17,496	9,010	8,486	94%

English Language Instruction-Spain	—	3,635	(3,635)	N/A

Sylvan Ventures	435	—	435	N/A

Total Revenues	108,721	84,880	23,841	28%

Core Operating Expenses	102,347	79,684	22,663	28%
Venture Operating Expenses	1,469	—	1,469	N/A
Core General & Administrative Expenses	5,794	5,109	685	13%
Venture General & Administrative Expenses	977	1,305	(328)	-25%

Total Operating Expenses	110,587	86,098	24,489	28%

Operating Loss	(1,866)	(1,218)	(648)	53%

Non-Operating Items
Interest & Other Income	591	1,383	(792)	57%
Interest Expense	(2,398)	(2,002)	(396)	-20%
Equity in Net Income (Loss) of Affiliates	66	(97)	163	168%
Minority Interest	(1,749)	(1,343)	(406)	-30%
Exchange Gain/(Loss)	(399)	45	(444)	<-200%
Sylvan Ventures nonoperating	(15,399)	(1,375)	(14,024)	<-200%
Total Non-Operating items	(19,288)	(3,389)	(15,899)	<-200%

Loss from continuing operations before income taxes and cumulative effect of change in accounting principle	(21,154)	(4,607)	(16,547)	<-200%
Income tax benefit (b)	8,012	2,691	5,321	198%
Loss from continuing operations before cumulative effect of change in accounting principle	(13,142)	(1,916)	(11,226)	<-200%
Income from discontinued operations, net of income tax expense of $1,655 and $3,286	2,387	1,500	887	59%
Loss on disposal of discontinued operations, net of income tax benefit of $7,425	(5,217)	—	(5,217)	N/A
Loss before cumulative effect of change in accounting principle	(15,972)	(416)	(15,556)	<-200%
Cumulative effect of change in accounting principle net of tax benefit of $7,700	—	(78,634)	78,634	N/A
Net Loss	$(15,972)	$(79,050)	$63,078	80%

Weighted average shares — Basic	40,477	39,421

EPS-Net Loss Basic	$(0.39)	$(2.01)
EPS-Loss from continuing operations before continuing effect of change in accounting principle	$(0.33)	$(0.05)
Less reconciling items, net of tax:
Sylvan Ventures losses	0.26	0.03
WSI-Spain operating losses	—	0.02
Adjusted results from core operations	(0.07)	0.00
Less reconciling items, net of tax (c):
General and adminstrative attributable to K-12	0.06	N/A
Core operations — non operating	0.05	N/A
EPS — As if transaction happened January 1, 2003	$0.04	N/A

Segment Operating Profit (Loss):
Campus Based	$8,404	$7,905	$499	6%
Online	(2,465)	(1,792)	(673)	-38%
English Language Instruction-Spain	—	(917)	917	N/A
Sylvan Ventures	(2,011)	(1,305)	(706)	-54%

a)                                      Hospitality includes the operating results of Les Roches, Marbella and Glion.

b)                                     Represent blended tax rate excluding Sylvan Ventures of 28% and a tax rate for Sylvan Ventures of 40%

c)                                      Reconciling items represent adjustments as if the sale of the K-12 business units and decision to dispose of the non-Strategic venture assets occurred January 1, 2003.

d)                                     The 2002 operating results have been restated to present the K-12 business units as discontinued operations.